SHARE EXCHANGE AGREEMENT

by and among

MOMENTOUS ENTERTAINMENT GROUP, INC.

KURT NEUBAUER

AEL IRREVOCABLE TRUST

SUGAR HOUSE TRUST

and

VZ NETWORK HOLDINGS, INC.

February 07, 2017

SHARE EXCHANGE AGREEMENT

THIS EXCHANGE AGREEMENT (this *"Agreement"*), is made and entered into by the Parties as of the 7th day of February 2017 (the *"Effective Date"*), by and among: (A) **VZ Network Holdings, Inc.**, a corporation organized under the laws of Delaware (*"VZ Network"* or the "*Company*"); (B) **Momentous Entertainment Group, Inc.**, a corporation organized under the laws of the State of Nevada (*"Momentous"* or "*MEG*"); (C) **Kurt Neubauer**, an individual ("*Neubauer*" or the "*MEG Controlling Stockholder*"); (D) **The AEL Irrevocable Trust**, a trust organized under the laws of the State of California (the "*AEL Trust*"), and (E) **Sugar House Trust**, a trust organized under the laws of the State of Utah (the "*Sugar House Trust*" and together with the AEL Trust, the "*Trusts*").

The Company and the Trusts are sometimes referred to individually as a "*Selling Party*" and collectively as the "*Selling Parties.* Momentous is sometimes referred to individually as the "*Buying Party*". The Selling Parties, the Buying Party and the MEG Controlling Stockholder are sometimes referred to individually as a "*Party*" and collectively as the "*Parties.*" Certain other capitalized terms used herein but not otherwise defined shall have the meanings ascribed to them as set forth on **Annex I** hereto.

RECITALS

The following Recitals are an integral part of this Agreement and are deemed for all purposes to be additional representation and warranties of the relevant Party or Parties.

A. MEG desires to purchase One Hundred Percent (100%) of the issued and outstanding common and preferred shares of the Company (the "*Company Exchange Securities*"), solely in exchange for 10,000 shares of "*MEG Series C Preferred Stock*" as hereinafter defined (the *"Exchange"*).

B. The Company is wholly-owned by the Trusts.

C. The Company owns 100% of the equity of **Poolworks (Germany) Ltd**, a German company with offices in Berlin, which operates a social networking platform under the websites ***studiVZ*** and ***meinVZ*** ("Poolworks").

D. Poolworks owns and operates the social-media networking platforms studiVZ and meinVZ directed and offered primarily to individuals located in the Republic of Germany (individually and collectively, the "*Business*").

E. As at the date of this Agreement, an aggregate of 1,500,000,000 shares of capital stock of Momentous, $0.001 par value per share (the "*Momentous Capital Stock*") are authorized for issuance pursuant to the Momentous Articles of Incorporation, of which (a) 1,450,000,000 shares of Momentous Capital Stock are designated as common stock (the "*Momentous Common Stock*"), and (b) 50,000,000 shares of Momentous Capital Stock are designated as preferred stock, containing such rights, privileges and designations as the Momentous Board of Directors may from time to time designate (the "*Momentous Preferred Stock*").

F. As at the date of this Agreement, (a) an aggregate of 481,309,314 shares of Momentous Common Stock are issued and outstanding; (b) 1,000 shares of Momentous non-convertible and non-dividend paying Momentous Series A Preferred Stock are issued and outstanding, all of which are owned by the MEG Controlling Stockholder and contain the right to vote upon or consent to an aggregate of fifty-one (51%) percent of all of shares of Momentous Capital Stock on any matter, including the election

of directors, to which Momentous stockholders may vote on or consent to (the "***MEG Series A Preferred Stock***").

G. The Selling Parties desire to enter into the Exchange with Momentous pursuant to the terms and conditions of this Agreement; and

H. The Controlling Stockholder and the board of directors of Momentous (the "***Momentous Board of Directors***") and the trustees of the Trusts (the "***Trustees***") believe that it is in the best interests of the Parties to consummate the Exchange and related transactions contemplated by this Agreement; and

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Parties hereto hereby agree as follows:

ARTICLE I
THE EXCHANGE AND RELATED TRANSACTIONS

1.1 **The Company Exchange Securities.** Pursuant to the terms and conditions of this Agreement and Section 351 of the Code, at the Closing (as defined below):

(a) As at the date of this Agreement there are issued and outstanding an aggregate of 1,000 common shares and no preferred shares of the Company (the "***Company Exchange Securities***"). In consideration for the sale, transfer and assignment (collectively, "***Transfer***") to MEG of the Company Exchange Securities, the Buying Parties hereby agree on the "Closing Date" (hereinafter defined) to issue to the Trusts an aggregate of Ten Thousand (10,000) shares of non-redeemable, convertible Series C Preferred Stock of MEG, with a par value of $0.001 per share, including such additional terms and conditions as contemplated by Section 1.2 below (the "***MEG Series C Preferred Stock***").

(b) The Company Exchange Securities currently represents One Hundred (100%) Percent of the issued and outstanding capital stock of the Company. The AEL Trust owns 750 shares of Company common stock and the Sugar House Trust owns 250 shares of the Company common stock. The foregoing Transfer and Exchange Transaction is predicated on the fact that, as of the Closing Date, and prior to the Closing, the Selling Parties shall be the record and beneficially owner of 100% of the Company Exchange Securities, and that such Company Exchange Securities shall be exchanged for 100% of the issued and outstanding MEG Series C Preferred Stock issued by MEG.

1.2 **MEG Series C Preferred Stock.**

(a) **Rights and Designations.** The 10,000 shares of Series C Preferred Stock issued by MEG to the Trusts on the Closing Date (the "***MEG Series C Preferred Stock***") shall:

(i) have an aggregate stated value or liquidation value of One Thousand ($1,000) Dollars per share or, in the aggregate, shall be equal to and represent the stated value of Ten Million ($10,000,000) Dollars (the "***MEG Series C Stated Value***");

(ii) on a Sale of Control or liquidation of MEG rank (A) junior to any Indebtedness of MEG, (b) ***pari passu*** to any other MEG Preferred Stock now existing or hereafter created, and (c) be senior to any MEG Common Stock;

(iii) include customary protective provisions;

(iv) not pay a dividend;

(v) not be subject to any mandatory or optional redemption;

(vi) upon the occurrence of a "***Conversion Event***" (hereinafter defined) shall ***automatically*** convert into the ***greater*** of (A) 66,783,870 shares of MEG Common Stock, or (B) such other number of shares of MEG Common Stock as shall constitute twenty (20.0%) percent of the "***MEG Fully-Diluted Common Stock***" (as described below) as at the date that such Conversion Event occurs ("***Conversion Shares***"); and

(vii) contain such other rights, designations and privileges as are set forth in the certificate of designations of MEG Series C Preferred Stock annexed hereto as **Exhibit A** and made a part hereof (the "***Series C Certificate of Designations***").

(b) **Effects of the Exchange.** Subject to the other terms and provisions of this Agreement, as at the Closing Date and after giving effect to the Exchange:

(i) MEG will own One Hundred Percent (100.0%) of Company Exchange Securities, as calculated on a Fully Diluted Basis;

(ii) The Company will be a wholly owned subsidiary of MEG;

(iii) The Trusts or their designated assigns (the "***Holders***") shall own 100% of the issued and outstanding MEG Series C Preferred Stock, which shall represent upon conversion of MEG Series C Preferred Stock into Conversion Shares, twenty percent (20%) of MEG Fully-Diluted Common Stock as at the Closing Date.

(c) **Certain Definitions.** As used in this Agreement, the following capitalized terms shall have the meanings set forth below:

(i) "***Common Stock Equivalents***" shall mean (A) as applied to the Company, any warrants, options, preferred stock, convertible notes or other securities or rights issued or granted by the Company entitling the holder(s) thereof to purchase or receive upon exercise or conversion of such securities or rights, Company Exchange Securities, as applicable or (B) as applied to MEG, any warrants, options, preferred stock, convertible notes or other securities or rights issued or granted by MEG entitling the holder(s) thereof to purchase or receive shares of MEG Common Stock upon exercise or conversion of such securities, rights or capital stock of MEG, as applicable.

(ii) "***MEG Fully-Diluted Common Stock***" shall mean as at the date a Conversion Event shall occur, the sum of (A) all shares of MEG Common Stock issued and outstanding, (B) all shares of MEG Common Stock issuable upon conversion, exchange or exercise of any Common Stock Equivalents of MEG, including, without limitation all Conversion Shares issuable upon conversion of the MEG Series C Preferred Stock, (C) all shares of MEG Common Stock or MEG Common Stock Equivalents issuable in connection with any debt or equity financing, (D) all shares of MEG Common Stock or MEG Common Stock Equivalents issuable in connection with any acquisition of the assets, capital stock or other equity of any Person by MEG, other than the Company, or (E) the issuance of Common Stock or MEG Common Stock Equivalents issued to any consultant, employee or

other Person for services rendered (excluding Selling Parties, any Affiliates of Selling Parties);; ***provided, however***, that MEG Fully-Diluted Common Stock shall ***not*** mean or include any Common Stock or Common Stock Equivalents of MEG issued or issuable in connection with (x) all shares of MEG Common Stock issuable under the Incentive Stock Plan; it being understood that the issuance(s) of any Common Stock or Common Stock Equivalents under clause (x) of this Section 1.2(c)(ii) shall dilute the equity interests of all holders of MEG Common Stock and all holders of MEG Series C Preferred Stock on an equitable and pro-rata basis.

(iii) "***Conversion Event***" shall mean the ***earlier*** to occur of (a) the effective date of the listing of shares of MEG Common Stock for trading (the "***Uplisting***") on the Nasdaq Capital Markets or New York Stock Exchange (each a "***Qualified Stock Exchange***") or (b) August 7, 2017.

1.3 **Closing.** Pursuant to the terms and conditions of this Agreement, the closing of the Exchange (the "***Closing***") will take place at 4:00 p.m. Eastern time on or prior to February 7, 2017, unless such other date is mutually agreed upon by the Parties (the "***Closing Date***"). The Closing shall be by exchange of electronic signature pages or held in person at the offices of CKR Law, LLP in New York, New York, counsel to the Company and the Selling Parties, unless another place is agreed to in writing by the parties hereto.

1.4 **Deliveries at Closing.** On the Closing Date, the relevant party or parties shall cause the following documents, certificates and instruments to be executed and delivered:

(a) The Selling Parties shall deliver to MEG the Company Exchange Securities certificates set forth on **Schedule 1.4(a)** annexed hereto and made a part hereof, representing 100% of the issued and outstanding common and preferred shares of in the Company; which certificates shall be duly endorsed in blank for Transfer or accompanied by separate common stock powers duly endorsed by the record holder(s) with their signatures appropriately notarized or guaranteed;

(b) MEG shall deliver to the Trusts stock certificates evidencing 10,000 shares of MEG Series C Preferred Stock, as follows: (i) 7,500 shares of MEG Series C Preferred Stock shall be delivered to the AEL Trust, and (ii) 2,500 shares of MEG Series C Preferred Stock shall be delivered to the Sugar House Trust;

(c) MEG shall have filed the Series C Certificate of Designations in the form of **Exhibit A** annexed hereto with the Secretary of State of the State of Nevada.

(d) Each of the Selling Parties and the Buying Parties shall have executed and delivered such corporate resolutions as shall be required to consummate the transactions contemplated by this Agreement.

1.5 **Restricted Securities.** The Parties acknowledge that the Company Exchange Securities have not been registered under the Securities Act and may not be sold in the absence of a registration statement declared effective by the SEC or an applicable exemption for the registration requirements of the Securities Act, and in conformance with applicable state securities laws. Each certificate evidencing the Company Exchange Securities shall bear the following legend:

"The shares evidenced by this certificate have not be registered under the Securities Act of 1933, as amended (the "***Act***"), and may not be sold, pledged, hypothecated or assigned in the absence of an

effective registration statement under the Act, or an opinion of counsel satisfactory to the Company that registration is not required under the Act."

1.6 **Definitions.** Unless otherwise defined in the body of this Agreement, all other capitalized terms shall have the same meaning as they are defined on **Annex I** annexed to this Agreement and made a part hereof.

ARTICLE II.
REPRESENTATIONS AND WARRANTIES OF SELLING PARTIES

The Selling Parties represents and warrants to the Buying Parties, as of the date hereof (except as to any representation or warranty which specifically relates to another date), as follows:

2.1 **Due Organization and Qualification**. The Company and its Poolworks subsidiary is duly organized, validly existing and is qualified to transact business and is in good standing in each jurisdiction in which the nature of its business or location of its property requires such qualification, except where such failure would not have a Material Adverse Effect.

2.2 **Authority Relative to this Agreement and Transaction Documents.** Each of the Selling Parties has the full power and authority to execute and deliver this Agreement and any other Transaction Document to which it is a party, and to consummate the transactions contemplated hereby and thereby. The Selling Parties' execution and delivery of this Agreement and any other Transaction Document to which the Selling Parties are a party and the consummation by the Selling Parties of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate or other action, and no other proceedings on the part of the Selling Parties are necessary to authorize this Agreement or any Transaction Document to which it is a party or to consummate the transactions so contemplated. This Agreement and the Transaction Documents to which the Selling Parties are a party have been duly and validly executed and delivered by the Selling Parties and, assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitutes a legal, valid, and binding obligations of the Selling Parties enforceable against the Selling Parties in accordance with their terms, subject to the effect of applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, and other laws affecting creditor's rights generally and general equitable principles.

2.3 **Compliance with Laws; Permits.**

(a) Except with respect to the ***Poolworks Litigation*** (herein defined), none of the Selling Parties has violated, nor are the Selling Parties aware of facts that (with or without notice or lapse of time, or both) could result in a violation by Selling Parties, of any laws which have had or could be reasonably expected to have a Material Adverse Effect on the Company.

(b) Neither the Selling Parties nor any other Person associated with or acting on behalf of the Selling Parties has made any illegal payment to officers or employees of any governmental or regulatory authority, or made any payment to customers for the sharing of fees paid or payable to the Company or to customers or suppliers for rebating of charges paid or payable to the Company, or engaged in any other reciprocal practices that violate any laws, or made any illegal consideration to purchasing agents or other representatives of customers in respect of sales made or to be made by the Company.

2.4 **Ownership of Company Exchange Securities; No Liens.** The Trusts are the record and beneficial owners of 100% of the issued and outstanding Company Exchange Securities. No other units of Company membership interests or other securities are issued and outstanding as of the date hereof. Any proposed changes in the ownership of Company Exchange Securities by the Selling Parties between the date of this Agreement and the Closing Date will be disclosed to and approved in advance by MEG. At Closing, the Trusts shall deliver to MEG, good and marketable title to all of the Company Exchange Securities, free and clear of all Liens.

2.5 **Legal Proceedings Order**. Except as set forth on **Company Disclosure Schedule 3.7**, including the "***Poolworks Litigation***" described on such **Company Disclosure Schedule 3.7**, there is no pending Legal Proceeding against Selling Parties or the Company, and to the Knowledge of the Selling Parties, no Person has threatened to commence any Legal Proceeding that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the other transactions contemplated by this Agreement or any of the Transaction Documents. No event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that could reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding.

2.6 **Finder's Fee.** No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with this Agreement or any of the other transactions contemplated by this Agreement or the other Transaction Documents based upon arrangements made by or on behalf of Selling Parties or an officer, member, director or employee of Selling Parties, or any Affiliate of Selling Parties.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to the Buying Parties, as of the date hereof (except as to any representation or warranty which specifically relates to another date), as follows, *provided*, *however*, that: (A) each of the following representations and warranties is qualified by the disclosure schedules of the Company (the "***Company Disclosure Schedules***"), which set forth certain disclosures concerning the representations and warranties; and (B) any fact or item disclosed with respect to one representation or warranty shall be deemed to be disclosed with respect to each other representations or warranty, but only to the extent that the applicability of such fact or item with respect to such other representation or warranty can reasonably be inferred from the disclosure with respect to such fact or item contained in the Disclosure Schedules of the Selling Parties. For all purposes of the representations and warranties of the Company set forth in this Article III, all references to the "***Company***" when used herein, shall also mean and include **Poolworks (Germany) Ltd.**, formerly known as **VZ Netzwerke Limited, d/b/a Poolworks (Germany) Ltd.**, a corporation organized under the laws of the Republic of Germany and a wholly-owned subsidiary of the Company ("***Poolworks***").

3.1 **Due Organization and Qualification**. The Company is a limited liability company, duly organized, validly existing and in good standing under the laws of Delaware. Poolworks is a corporation duly organized, validly existing and in good standing under the laws of the Republic of Germany. The Company has the power and authority to own, lease and operate its assets, properties and business and to carry on the Business as now conducted. The Company is qualified to transact business and is in good standing in each jurisdiction in which the nature of its business or location of its property

requires such qualification, except where such failure would not have a Material Adverse Effect on the Company.

3.2 **Authority to Execute and Perform Agreements**. The Company has the full legal right and power and all authority and approval required to enter into, execute and deliver this Agreement and all other "***Transaction Documents***" to which it is a party and to perform fully its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Transaction Documents to which the Company is a party and the consummation by the Company of the transactions contemplated hereby and thereby have been or will be duly and validly authorized by all necessary individuals and actions, and no other proceedings on the part of the Company is necessary to authorize the execution, delivery and performance of this Agreement and the Transaction Documents or to consummate any of the transactions contemplated therein. This Agreement and the Transaction Documents have all been or will be duly executed and delivered by the Company and, assuming the due authorization, execution and delivery to the Company, are the valid and binding obligations of the Company enforceable against the Company in accordance with their terms, except as may be limited by bankruptcy, moratorium, insolvency, fraudulent conveyance, reorganization, or other similar laws generally affecting the enforcement of creditors' rights and general equitable principles.

3.3 **Company Charter Documents**. MEG has been furnished with a true and complete copy of the Company Certificate of Incorporation and Bylaws and all amendments to date of the Company and its respective Subsidiaries.

3.4 **Tax Matters.**

(a) The tax identification number for the Company is 46-1338163.

(b) Except as set forth on **Company Disclosure Schedule 3.4**, all Tax Returns with respect to the Company that are required to be filed on or before the Closing, have been or will be filed, the information provided on such Tax Returns is or will be complete and accurate in all material respects, and all Taxes shown to be due from the Company on such Tax Returns have been or will be paid in full.

(c) Except as set forth on **Company Disclosure Schedule 3.4**, there is no pending or threatened action, audit, proceeding, or investigation by any taxing authority with respect to the assessment or collection of Taxes of the Company.

3.5 **Compliance with Laws; Licenses and Permits.**

(a) To the Knowledge of the Company, the Company has not violated any Laws, which violation has had or is reasonably expected to have a Material Adverse Effect on the Company.

(b) To the Knowledge of the Company, the Company has not made any illegal payment to officers or employees of any governmental or regulatory authority, or engaged in any other reciprocal practices that violate any laws, or made any illegal consideration to purchasing agents or other representatives of customers in respect of sales made or to be made by the Company. The Company is not aware of facts that (with or without notice or lapse of time, or both) could result in the Company being in violation of any law which may have a Material Adverse Effect on the Company.

(c) Except as set forth on **Company Disclosure Schedule 3.5**, the Company has all licenses, concessions, permits, certificates of need, approvals and authorizations (collectively, "***Permits***") from all Persons or Governmental Entities necessary to conduct the Business as currently conducted,

other than any such omissions that are not reasonably expected to have a Material Adverse Effect on the Company. Such Permits are sufficient to enable the Company to lawfully conduct its Business as presently conducted and as proposed to be conducted in all respects. No Permit is subject to revocation, forfeiture or renegotiation by virtue of any existing circumstances affecting the Company or by virtue of the execution and delivery of this Agreement by the Company and the consummation of the transactions contemplated hereby, other than as would not reasonably expected to have a Material Adverse Effect on the Company. There is no Litigation pending or threatened to modify or revoke any Permit, and no Permit is subject to any outstanding order, decree, judgment, stipulation, or investigation that would be likely to affect such Permit or the rights of the Company thereunder.

3.6 **No Breach**. Except as set forth on **Company Disclosure Schedule 3.6** or as would not reasonably be expected to have a Material Adverse Effect on the Company, the Company's execution, delivery and performance of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby will not violate, conflict with or otherwise result in the breach or violation of any of the terms and conditions of, result in a modification of the effect of or constitute (or with notice or lapse of time or both would constitute) a default under (a) the Company's Certificate of Formation or Operating Agreement; (b) a ny contract to which the Company is a party or by or to which it or any of its assets are bound or subject; or (c) any law or order against, or binding upon or applicable to the Company or their assets.

3.7 **Litigation**. Except as set forth on **Company Disclosure Schedule 3.7** or as would not reasonably be expected to have a Material Adverse Effect on the Company, to the Knowledge of the Company, there are no outstanding orders against or involving the Company applicable to the operations of the Business, or the Company. Except as set forth on **Company Disclosure Schedule 3.7** or as would not reasonably be expected to have a Material Adverse Effect on the Company, the Company is not now, nor has ever been during the one (1) year prior to the date hereof, a party to or, to the Knowledge of the Company, threatened with any legal proceeding applicable to the operations of the Business. Except as set forth on **Company Disclosure Schedule 3.7** or as would not reasonably be expected to have a Material Adverse Effect on the Company, there is no dispute with any Person under contract with the Company in connection with the operations of the Business. None of the legal proceedings set forth on **Company Disclosure Schedule 3.7**, individually or together with any other, will result in a Material Adverse Effect on the Company. Except as set forth on **Company Disclosure Schedule 3.7** or as would not reasonably be expected to have a Material Adverse Effect on the Company, to the Knowledge of the Company, there is no fact, event or circumstance that in the reasonable judgment of the Company are likely to give rise to any legal proceeding that would be required to be set forth on **Company Disclosure Schedule 3.7** if currently pending or threatened in writing. There are no legal proceedings pending or, to the Knowledge of the Company, threatened in writing that would give rise to any right of indemnification on the part of any past or present manager or officer of the Company or the heirs, executors or administrators of such manager or officer against the Company or any successor to the Business.

3.8 **Intellectual Property**.

(a) The Company has furnished to MEG on **Company Disclosure Schedule 3.8(a)** a complete and accurate list of all material "***Intellectual Property***" (as that term is defined on Annex I to this Agreement), which is owned, licensed, leased or, to the Knowledge of the Company, otherwise used by the Company in connection with the Business.

(b) The Company has furnished to MEG a complete and accurate list on **Company Disclosure Schedule 3.8(b)** of all material agreements to which the Company is a party or otherwise

bound (i) granting or obtaining any right to use or practice any rights under any Intellectual Property or (ii) restricting the rights of the Company to use any Intellectual Property, including license agreements, development agreements, distribution agreements, settlement agreements, consent to use agreements, and covenants not to sue, but not including freely-available open-source software products that are used for internal purposes and installation or testing (collectively, the "***License Agreements***"). The License Agreements are valid and binding obligations of all parties thereto, enforceable in accordance with their terms, and, to the Knowledge of the Company, there exists no event or condition which will result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default by any party under any such License Agreement other than as would not reasonably be expected to have a Material Adverse Effect on the Company. The Company has not licensed or sublicensed its rights in any Intellectual Property other than pursuant to the License Agreements.

(c) Except as set forth on **Company Disclosure Schedule 3.8(c)** or as would not reasonably be expected to have a Material Adverse Effect on the Company, to the Knowledge of the Company:

(i) the Company or its Affiliates own, or have a valid right to use, free and clear of all encumbrances, all of the Intellectual Property;

(ii) the Intellectual Property owned by the Company, and any Intellectual Property used by the Company, is subsisting, in full force and effect, has not been cancelled, expired, or abandoned, and is valid and enforceable;

(iii) there is no pending or threatened, claim, suit, arbitration or other adversarial legal proceeding before any court, agency, arbitral tribunal, or registration authority in any jurisdiction (A) involving the Intellectual Property owned by the Company, or, to the Knowledge of the Company, the Intellectual Property licensed to the Company, (B) alleging that the activities or the conduct of the Business do, or will, infringe upon, violate or constitute the unauthorized use of the intellectual property rights of any third party or (C) challenging the ownership, use, validity, enforceability or registrability of any Intellectual Property owned by the Company;

(iv) the conduct of the Business does not infringe upon (either directly or indirectly such as through contributory infringement or inducement to infringe) any intellectual property rights owned or controlled by any third party. To the Knowledge of the Company, no third party is misappropriating, infringing, or violating any Intellectual Property owned or used by the Company, and no such claims, suits, arbitration or other adversarial proceedings which have been brought against any third party by the Company remain unresolved;

(v) the Company have used reasonable commercial efforts to protect the confidentiality of its trade secrets. To the Knowledge of the Company, no trade secrets have been disclosed or authorized to be disclosed to any third party other than pursuant to a non-disclosure agreement. To the Knowledge of the Company, no party to any non-disclosure agreement relating to its trade secrets is in breach or default thereof; and

(vi) the consummation of the Agreement and the transactions contemplated hereby will not result in the loss or impairment of the Company's right to own or use any of the Intellectual Property, nor will it require the consent of any governmental or regulatory authority or third party in respect of any such Intellectual Property.

3.9 **Indebtedness**. **Company Disclosure Schedule 3.9** sets forth a list of all material Indebtedness owed by the Company (not including trade credit and amounts incurred in the ordinary course of business that are not overdue) as at the date hereof and updated through the Closing Date. Such **Company Disclosure Schedule 3.9** shall include the name(s) of each creditor, the amount of Indebtedness owed and the maturity date of such Indebtedness. Except as set forth on **Company Disclosure Schedule 3.9**, no event of default by the Company or event, which with the giving of notice, the passage of time or both, would constitute an event of default by the Company in respect of such Indebtedness, has occurred and is continuing.

3.10 **Customer and Supplier Lists.**

(a) **Company Disclosure Schedule 3.10** lists the names and dollar amounts of sales revenues from all customers that represented 5% or more of the total annual sales revenues of the Company for the two fiscal years ended December 31, 2015 and December 31, 2014. **Company Disclosure Schedule 3.10** also lists the names and dollar amounts of purchases from all suppliers from whom the Company purchased 5% or more of the total annual purchases by the Company for the fiscal year ended December 31, 2015.

(b) As of the date of this Agreement, the Company has not licensed, sold or granted any rights to any Person to use any of the Company's key customer and key supplier lists other than pursuant to outsourced business operations or marketing for the Company.

(c) To the Knowledge of the Company, there has been no written notice from any customer or supplier that the acquisition of Company Exchange Securities by MEG that will materially and adversely affect the relationships of the Company (as successor owner to the Business) with such customer or supplier.

3.11 **Operation of the Business**. Except as set forth on **Company Disclosure Schedule 3.11**, or in connection with this Agreement, the Company has not since December 31, 2015:

(a) except for content or Equipment or inventory acquired in the ordinary course of business, made any material acquisition of all or any part of the assets, properties, capital stock or business of any other Persons or made any commitments to do any of the foregoing;

(b) except in the ordinary course of business, made any material sale, assignment, transfer or license of any of its products or Intellectual Property;

(c) except in the ordinary course of business, entered into or agreed to enter into any material contract, or materially amended, or agreed to materially amend any contract, in each case to which it is a party or to which it or its assets or properties related to the Business are bound or subject;

(d) agreed to make any payment or commitment to pay severance or termination pay to any of its officers, directors, employees, consultants, agents or other representatives, where payment has not yet been made;

(e) terminated or agreed to terminate, or failed to renew, or received any written threat (that was not subsequently withdrawn) to terminate or fail to renew, any contract that is or was material to its assets, properties, business, operations or condition (financial or otherwise) relating to the Business;

(f) suffered or incurred any damage, destruction or loss (whether or not covered by insurance) materially adversely affecting the assets, properties, business, operations, condition (financial or otherwise) or prospects of the Business;

(g) established or increased any bonus, commission, insurance, retention, deferred compensation, pension, retirement, profit sharing, stock option (including the granting of stock options, performance awards or restricted stock awards) or other employee benefit plan or arrangement;

(h) entered into any employment or severance agreement with any current or former employee providing services with respect to the Business;

(i) failed to make any material payment to any creditor of the Business as they have become due and payable unless such payment was subsequently made; or

(j) authorized, committed or agreed to take, any of the foregoing actions.

3.12 **Financial Statements, Business Plan and Projections.** (a) The Company has supplied MEG with (i) the consolidated unaudited financial statements of the Company and Poolworks consisting of its balance sheet and income statement as of December 31, 2015 and December 31, 2014 and for the two fiscal years then ended (the "***Annual Financial Statements***"), and (ii) the unaudited comparative interim financial statements consisting of its balance sheet and income statement as of September 30, 2016 (the "***Interim Financial Statements***").

(b) The Annual Financial Statements and the Interim Financial Statements reflect all material assets and liabilities of the Company and Poolworks and have been prepared in conformance with prior practice. The Company has no reason to believe that the Annual Financial Statements cannot be audited by an accounting firm qualified under the Public Company Accounting Oversight Board.

3.13 **Company Capitalization.**

(a) The Company is authorized to issue an aggregate of 1,000 common shares, and no (0) preferred shares of which 1,000 common shares consisting of the Company Exchange Securities are issued and are outstanding as of the date hereof. All of the outstanding shares of Company Exchange Securities have been duly authorized and validly issued, and are fully paid and non-assessable. The authorized capital stock of Poolworks consists of _________ common or ordinary shares of which _________ shares are issued and outstanding, 100% of which are owned of record and beneficially by the Company.

(b) The sole record and beneficial owner of 100% of the issued and outstanding Company Exchange Securities are the Selling Parties. No other shares of Company Exchange Securities are issued and outstanding as of the date hereof. Any proposed changes in the ownership of Company Exchange Securities between the date of this Agreement and the Closing Date will be disclosed to and approved in advance by MEG.

(c) Except as set forth on **Company Disclosure Schedule 3.13**, there are no issued or outstanding (i) subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any securities of the Company or Poolworks, (ii) security, instrument or obligation that is or may become convertible into or exchangeable for any shares of capital stock or other securities of the

Company or Poolworks, (iii) Contract under which the Company or Poolworks is or may become obligated to sell or otherwise issue any securities of the Company or Poolworks, or (iv) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any securities of the Company or Poolworks. Neither the Company nor Poolworks has issued any debt securities which grant the holder thereof any right to vote on, or veto, any actions by the Company or Poolworks.

(d) Except as set on **Company Disclosure Schedule 3.13**, unless otherwise approved by MEG, there are or will not be at the Closing any issued and outstanding Company securities that are subject to purchase options or warrants or subject to any repurchase or redemption right or right of first refusal in favor of the Company, or any other Person.

(e) Except as set forth on **Company Disclosure Schedule 3.13**, (i) the Company is not a party to or bound by any, and to the Knowledge of the Company, there are no, agreements or understandings with respect to the voting (including voting trusts and proxies) or sale or transfer (including agreements imposing transfer restrictions) of any equity interests of the Company or Poolworks, and (ii) there are no agreements to which the Company is a party or by which it is bound with respect to the registration under the Securities Act of 1933, as amended (the "***Securities Act***"), of any securities of the Company or Poolworks.

3.14 **Orders**. There is no order, writ, injunction, judgment or decree to which the Company, or any of the assets owned or used by the Company, is subject. To the Knowledge of the Company, no officer of the Company is subject to any order, writ, injunction, judgment or decree that prohibits such officer from engaging in or continuing any conduct, activity or practice relating to the Business of the Company.

3.15 **Absence of Certain Changes**. Except as set forth on **Company Disclosure Schedule 3.15**, since April 1, 2014, the Company has conducted its business only in the ordinary course of such business consistent with past practices, and there has not occurred (i) any Company Material Adverse Effect; (ii) any declaration, setting aside or payment of any dividend or other distribution with respect to the capital stock of the Company or any repurchase, redemption or any other acquisition by the Company of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company; (iii) any change in accounting principles, practices or methods used by the Company or any of its Subsidiaries; (iv) any revaluation on the Annual Financial Statements or Interim Financial Statements; or (v) any transaction or commitment made by the Company to buy or sell any assets or any shares of capital stock, or to otherwise acquire or sell any business in whole or in part (whether by merger, through a recapitalization or otherwise), outside the ordinary course of business, that is or would be material to the Company's business.

3.16 **Certain Payments**. Neither the Company, or, to the Knowledge of the Company, any manager, officer, employee, agent or other Person associated with or acting for or on behalf of the Company, has at any time, directly or indirectly:

(a) used any corporate funds (i) to make any unlawful political contribution or gift or for any other unlawful purpose relating to any political activity, (ii) to make any unlawful payment to any governmental official or employee or (iii) to establish or maintain any unlawful or unrecorded fund or account of any nature;

(b) made any false or fictitious entry, or intentionally failed to make any material entry that should have been made, in any of the books of account or other records of the Company;

(c) made any payoff, influence payment, bribe, rebate, kickback or unlawful payment to any Person;

(d) performed any material favor or given any material gift which was not deductible for federal income tax purposes, unless such favor or gift is reflected as an expense in the financial statements of the Company to the extent required;

(e) made any payment (whether or not lawful) to any Person, or provided (whether lawfully or unlawfully) any favor or anything of value (whether in the form of property or services, or in any other form) to any Person, for the purpose of obtaining or paying for (i) favorable treatment in securing business or (ii) any other special concession (but not including business gifts of non-material nature or business entertainment); or

(f) agreed, committed, offered or attempted to take any of the actions described in clauses (a) through (e) above.

3.17 **Accrued Expenses and Accounts Payable**. The Company has furnished to MEG a list of names and amounts owed by the Company to each such account creditor as of December 16, 2016 to be set forth on **Company Disclosure Schedule 3.17**. Except as otherwise disclosed on such list, none of such accounts payable and accrued expenses are overdue and require immediate payment and/or compromise.

3.18 **Full Disclosure**. To the Knowledge of the Company, this Agreement and the Disclosure Schedules do not contain any untrue statement of a material fact and do not omit to state any material fact necessary to make the statements contained herein and therein made, in the context in which made, neither false or misleading.

3.19 **No Broker**. Except as set forth on **Company Disclosure Schedule 3.19**, no broker, finder, agent or similar intermediary has acted for or on behalf of the Company in connection with this Agreement or the transactions contemplated hereby, and no broker, finder, agent or similar intermediary is entitled to any broker's, finder's or similar fee or other commission in connection therewith based on any agreement, arrangement or understanding with the Company or any action taken by the Company.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PURCHASER

MEG hereby represents and warrants to the Selling Parties, as of the date hereof (except as to any representation or warranty which specifically relates to another date), as follows, *provided, however*, that: (A) each of the following representations and warranties is qualified by the disclosure schedules of MEG (the ***"MEG Disclosure Schedules"***), which set forth certain disclosures concerning the representations and warranties; and (B) any fact or item disclosed with respect to one representation or warranty shall be deemed to be disclosed with respect to each other representations or warranty, but only to the extent that the applicability of such fact or item with respect to such other representation or warranty can reasonably be inferred from the disclosure with respect to such fact or item contained in the Disclosure Schedules of MEG.

4.1 **Due Organization**. MEG is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, and has the corporate power and lawful authority to own its assets and properties and to carry on its business as now conducted. MEG has no Subsidiaries and does not own, and has never owned any shares or other securities of, or any direct or indirect equity in any Entity to be deemed a Subsidiary of MEG. MEG is qualified to transact business and is in good standing in each jurisdiction in which the nature of its business or location of its property requires such qualification, except where such failure would not have a Material Adverse Effect. Further, MEG has not agreed and is not obligated to make any future investment in or capital contribution to any Entity. MEG has never approved, or commenced any proceeding or made any election contemplating, the dissolution or liquidation of the business or affairs of MEG.

4.2 **Authority Relative to this Agreement and Transaction Documents**. MEG has the full legal right and all power and authority and approval required to enter into, execute and deliver this Agreement and any Transaction Document to which it is a party and to perform fully its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and any other Transaction Document to which MEG is a party and the consummation by MEG of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate, partnership or individual action, and no other proceedings on the part of MEG is necessary to authorize the execution, delivery and performance of this Agreement or any Transaction Document to which either of them is a party or to consummate the transactions so contemplated. This Agreement and the Transaction Documents to which MEG is a party has been duly and validly executed and delivered by MEG and, assuming the due authorization, execution and delivery by the Selling Parties, constitutes a legal, valid, and binding obligations of MEG enforceable against MEG in accordance with their terms, subject to the effect of applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, and other laws affecting creditor's rights generally and general equitable principles.

4.3 **Issuance of Securities**. MEG Series C Preferred Stock is duly authorized and, upon issuance in accordance with the terms hereof, shall be validly issued and free from all Liens with respect to the issue thereof and MEG Series C Preferred Stock shall be fully paid and non-assessable with the holders being entitled to all rights accorded to a holder of MEG Series C Preferred Stock, as set forth in the Series C Certificate of Designations, attached and annexed hereto as **Exhibit A**; provided, however, that the foregoing shall be subject to the restrictions set forth in the Series C Certificate of Designation (including the issuance of Conversion Shares). As of the Closing Date, MEG shall have duly authorized and reserved for issuance a number of shares of Common Stock which equals the maximum number of Conversion Shares issuable upon conversion of MEG Series C Preferred Stock.

4.4 **No Conflicts**. The execution, delivery and performance of the Transaction Documents by MEG and the consummation by MEG of the transactions contemplated hereby and thereby will not (i) result in a violation of the Articles of Incorporation of MEG, as amended and as in effect on the date hereof, MEG's Bylaws, as amended and as in effect on the date hereof (the "***MEG Bylaws***"), any memorandum of association, certificate of incorporation, articles of association, bylaws, certificate of formation, any certificate of designation or other constituent documents of MEG or any of its Subsidiaries, or (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any material agreement, indenture or instrument to which MEG or any of its Subsidiaries is a party, or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations and the rules and regulations of any self-

regulatory organization) applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected.

4.5 **Consents**. Other than the filing of MEG Certificate of Designations, MEG is not required to obtain any consent, authorization or order of, or make any filing or registration with, any Governmental Authority or self-regulatory organization or any other Person in order for it to execute, deliver or perform any of its obligations under or contemplated by the Transaction Documents, in each case in accordance with the terms hereof or thereof. All consents, authorizations, orders, filings and registrations which MEG is required to obtain pursuant to the preceding sentence have been obtained or effected on or prior to the Closing Date. MEG and its Subsidiaries are unaware of any facts or circumstances that might prevent MEG from obtaining or effecting any of the registration, application or filings pursuant to the preceding sentence.

4.6 **MEG Capitalization.**

(a) The authorized capital stock of MEG consists of 1,500,000,000 shares of MEG Capital Stock, $0.001 par value per share, of which (a) 3,000,000,000 shares of MEG Capital Stock are designated as common stock (the "***MEG Common Stock*** "), and (b) 50,000,000 shares of MEG Capital Stock are designated as preferred stock, containing such rights, privileges and designations as MEG Board of Directors may from time to time designate (the "***MEG Preferred Stock***").

(b) As at the date of this Agreement, there are an aggregate of 481,309,314 shares of MEG Common Stock issued and outstanding, 1,000 shares of MEG Preferred A Stock and 137,000 shares of MEG Preferred B (designated and defined hereunder as the MEG Series A Preferred Stock and Series B Preferred Stock) are issued or outstanding as of February 7, 2017. The record and beneficial owners of a majority of the issued and outstanding voting shares of MEG Capital Stock is the MEG Controlling Stockholder. No other shares of MEG Capital Stock are issued and outstanding as of the date hereof. Any proposed changes in the ownership of MEG Capital Stock between the date of this Agreement and the Closing Date will be disclosed to and approved in advance by the Buying Parties.

(c) Except as disclosed in the "***SEC Reports***" (hereinafter defined) or as contemplated by this Agreement, there are not issued or outstanding any (i) subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of capital stock or other securities of MEG, (ii) security, instrument or obligation that is or may become convertible into or exchangeable for any shares of capital stock or other securities of MEG, (iii) Contract under which MEG is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities of MEG or (iv) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of MEG. MEG has not issued any debt securities which grant the holder thereof any right to vote on, or veto, any actions by MEG.

(d) Unless otherwise approved by the Selling Parties, there are and will not be at the Closing any issued and outstanding shares of MEG Capital Stock that are subject to purchase options or warrants or subject to any repurchase or redemption right or right of first refusal in favor of MEG, or any other Person.

(e) Except as disclosed in the SEC Reports, (i) MEG is not a party to or bound by any and there are no, agreements or understandings with respect to the voting (including voting trusts and proxies) or sale or transfer (including agreements imposing transfer restrictions) of any shares of capital stock or

other equity interests of MEG, and (ii) there are no agreements to which MEG is a party or by which it is bound with respect to the registration under the Securities Act, of any securities of MEG.

4.7 **Compliance with Laws; Governmental Authorizations.** MEG is, and has at all times been, in compliance with all applicable Laws. MEG has not received any notice or other communication from any Governmental Body regarding any actual or possible violation of, or failure to comply with, any Law.

4.8 **SEC Filings.** MEG has furnished or made available to the Company and the Selling Parties complete and accurate copies, as amended or supplemented, of its (a) Annual Report on Form 10-K for the fiscal year ended December 31, 2015, as filed with the SEC, which contained audited balance sheets of MEG as of December 31, 2015 and 2014, and the related statements of operation, changes in shareholders' equity and cash flows for the years then ended; and (b) Quarterly Reports on Form 10-Q for the quarterly periods ended September 30, 2016, December 31, 2015 and December 31, 2014, and (c) Form 8-K Interim Reports, and (d) all other reports filed by MEG under Section 13 or subsections (a) or (c) of Section 14 of the Exchange Act with the SEC (such reports are collectively referred to herein as the "***SEC Reports***"). SEC Reports constitute all of the documents required to be filed or furnished by MEG with the SEC, including under Section 13 or subsections (a) or (c) of Section 14 of the Exchange Act, through the date of this Agreement. SEC Reports complied in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder when filed. As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the staff of the SEC with respect to any of SEC Reports. As of their respective dates, SEC Reports, including any financial statements, schedules or exhibits included or incorporated by reference therein, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of MEG Subsidiaries is required to file or furnish any forms, reports or other documents with the SEC.

4.9 **Legal Proceedings Order.** Except as set forth in the SEC Reports, there is no pending Legal Proceeding and no Person has threatened to commence any Legal Proceeding: (i) that involves MEG or any of the assets owned, used or controlled by MEG or any Person whose liability MEG has or may have retained or assumed, either contractually or by operation of law or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Exchange or any of the other transactions contemplated by this Agreement or any of the Transaction Documents. No event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that could reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding.

4.10 **Finder's Fee.** No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Exchange or this Agreement or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of MEG or an officer, member, director or employee of MEG, or any Affiliate of MEG.

4.11 **Securities Representation.** MEG acknowledges and agrees that the Company Exchange Securities are "restricted securities" within the meaning of Rule 144 under the Securities Act of 1933, as amended (the "***Securities Act***") and have not been registered under the Securities Act or any state securities laws and thereafter must be held indefinitely unless they are subsequently registered under the Securities Act and under any state acts where registration may be required before sale, or an exemption from such registration is available.

4.12 **Absence of Certain Changes**. Except as set forth in the SEC Reports, since December 31, 2015, there has been no material adverse change and no Material Adverse Effect in the development of the Business, properties, operations, condition (financial or otherwise), results of operations or prospects of MEG or its Subsidiaries. Except as set forth on the SEC Reports or in **MEG Disclosure Schedule 4.12**, since December 31, 2015, neither MEG nor any of its Subsidiaries has (i) declared or paid any dividends, (ii) sold any assets, individually or in the aggregate, in excess of $100,000 outside of the ordinary course of business or (iii) had capital expenditures, individually or in the aggregate, in excess of $100,000. Neither MEG nor any of its Subsidiaries has taken any steps to seek protection pursuant to any bankruptcy law nor does MEG have any knowledge or reason to believe that its creditors intend to initiate involuntary bankruptcy proceedings against MEG or any of its Subsidiaries or any actual knowledge of any fact which would reasonably lead a creditor to do so.

4.13 **Foreign Corrupt Practices**. Neither MEG, nor any of its Subsidiaries, nor any director, officer, agent, employee or other Person acting on behalf of MEG or any of its Subsidiaries has, in the course of its actions for, or on behalf of, MEG or any of its Subsidiaries (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

4.14 **Transactions with Affiliates**. Except as set forth in the SEC Reports or on **MEG Disclosure Schedule 4.14**, none of the officers, directors or employees of MEG or any of its Subsidiaries is presently a party to any transaction with MEG or any of its Subsidiaries (other than for ordinary course services as employees, officers or directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any such officer, director or employee or, to the knowledge of the Company, any corporation, partnership, trust or other entity in which any such officer, director, or employee has a substantial interest or is an officer, director, trustee or partner.

4.15 **Indebtedness and Other Contracts**. Except as set forth in the SEC Reports or on **MEG Disclosure Schedule 4.15**, neither MEG nor any of its Subsidiaries (i) has any outstanding Indebtedness (as defined below), (ii) is a party to any contract, agreement or instrument, the violation of which, or default under which, by the other party(ies) to such contract, agreement or instrument would reasonably be expected to result in a Material Adverse Effect, (iii) is in violation of any material term of or in default under any contract, agreement or instrument relating to any Indebtedness or (iv) is a party to any contract, agreement or instrument relating to any Indebtedness, the performance of which, in the judgment of MEG's officers, has or is expected to have a Material Adverse Effect.

4.16 **Title**. Except as set forth in the SEC Reports or on **MEG Disclosure Schedule 4.16**, MEG and its Subsidiaries have good and marketable title in fee simple to all real property and good and marketable title to all personal property owned by them which is material to the business of MEG and its Subsidiaries, in each case free and clear of all Liens except such as do not materially affect the value of such property and do not interfere with the use made and proposed to be made of such property by MEG and any of its Subsidiaries. Any real property and facilities held under lease by MEG and any of its Subsidiaries are held by them under valid, subsisting and enforceable leases with such exceptions as are not material and do not interfere with the use made and proposed to be made of such property and buildings by MEG and its Subsidiaries.

4.17 **MEG Intellectual Property**. Except as set forth in the SEC Reports or on **MEG Disclosure Schedule 4.17**, MEG and its Subsidiaries own, control or license adequate valid and enforceable rights or licenses to use all trademarks, trade names, service marks, service mark registrations, service names, software, documentation, original works of authorship, patents, patent rights, copyrights, inventions, improvements, licenses, approvals, governmental authorizations, trade secrets and other MEG Intellectual Property and all applications and registrations therefor necessary or appropriate to conduct their respective Business as now conducted or as proposed to be conducted after the Closing Date. None of MEG's Intellectual Property has expired or terminated or has been abandoned, or is expected to expire or terminate or are expected to be abandoned within three years from the Closing Date. MEG does not have any knowledge of any infringement by MEG or its Subsidiaries of Intellectual Property of others. There is no claim, action or proceeding being made or brought, or to the knowledge of MEG or any of its Subsidiaries, being threatened, against MEG or any of its Subsidiaries regarding its Intellectual Property. Except as set forth in the SEC Reports or on **MEG Disclosure Schedule 4.17**, neither the Company nor any of its Subsidiaries is aware of any facts or circumstances which might give rise to any of the foregoing infringements or claims, actions or proceedings. MEG and its Subsidiaries have taken reasonable security measures to protect the secrecy, confidentiality and value of all of their Intellectual Property.

4.18 **Tax Status**. Except as set forth in the SEC Reports or on **MEG Disclosure Schedule 4.18**, MEG and each of its Subsidiaries (i) has made or filed all foreign, U.S. federal, state and local income and all other tax returns, reports and declarations required by any jurisdiction to which it is subject, (ii) has paid all taxes and other governmental assessments and charges that are material in amount, whether or not shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and (iii) has set aside on its books provision reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply. There are no material Liens with respect to taxes upon the assets or properties of either MEG or its Subsidiaries, other than with respect to taxes not yet due and payable. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of MEG know of no basis for any such claim.

4.19 **Financial Statements**. The audited financial statements and unaudited interim financial statements of MEG included in SEC Reports (collectively, the "***MEG Financial Statements***") (i) complied as to form in all material respects with applicable accounting requirements and, as appropriate, the published rules and regulations of the SEC with respect thereto when filed, (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as may be indicated therein or in the notes thereto, and in the case of quarterly financial statements, as permitted by Form 10-Q under the Exchange Act), (iii) fairly present in all material respects the financial condition, results of operations and cash flows of the Selling Parties as of the respective dates thereof and for the periods referred to therein, and (iv) are consistent in all material respects with the books and records of the Selling Parties.

4.20 **Internal Accounting Controls**. MEG and each of its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management's general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset and liability accountability, (iii) access to assets or incurrence of liabilities is permitted only in accordance with management's general or specific authorization and (iv) the recorded accountability for assets and liabilities is compared with the existing assets and liabilities at reasonable intervals and appropriate action is taken with respect to any difference. MEG has

implemented a plan to address the material weaknesses in its internal controls over financial reporting identified by the Company's accountants and has taken such steps as are commercially reasonable to address such material weaknesses.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE MEG CONTROLLING STOCKHOLDER

The MEG Controlling Stockholder hereby represents and warrants to the Selling Parties, as of the date hereof.

5.1 **Organization and Good Standing**. Neubauer has the full power and authority to enter into and perform his obligations under this Agreement.

5.2 **MEG Series A Preferred Stock**. As of the execution date of this Agreement and the Closing Date, Neubauer shall be the sole record and beneficial holder of MEG Series A Preferred Stock, constituting 1,000 shares of MEG Series A Preferred Stock.

5.3 **Validity of Transactions.** This Agreement, and each document executed and delivered by the Company and the MEG Controlling Stockholder in connection with the transactions contemplated by this Agreement, have been duly authorized, executed and delivered by the Company and the MEG Controlling Stockholder and is each the valid and legally binding obligation of the Company and the MEG Controlling Stockholder, enforceable in accordance with its terms, except as limited by applicable bankruptcy, insolvency reorganization and moratorium laws and other law affecting enforcement of creditor's rights generally and by general principles of equity.

ARTICLE VI
ADDITIONAL COVENANTS AND AGREEMENTS

Each of the Selling Parties and the Buying Parties do hereby covenant and agree as follows:

6.1 **No Other Selling Parties Obligations.** Neither the Selling Parties nor any other Affiliate of the Selling Parties shall, following the Closing, be responsible to provide any additional financing or financial support to the Company.

6.2 **Further Assurances; Cooperation**. Each party hereto will, before, at, and after the Closing Date, execute and deliver such instruments and take such other actions as the other party or parties, as the case may be, may reasonably require in order to carry out the intent of this Agreement. Each of the Parties shall use its reasonable efforts to fulfill or obtain the fulfillment of the conditions to Closing. Without limiting the generality of the foregoing, at any time after the Closing Date, at the request of the Company or MEG, and without further consideration, the Selling Parties and the Buying Parties, as applicable (a) will execute and deliver such instruments of sale, transfer, conveyance, assignment and confirmation and take such action as the Selling Parties or Buying Parties may reasonably deem necessary or desirable in order to more effectively transfer, convey and assign (i) to the Selling Parties, to confirm the Selling Parties' title to the MEG Series C Preferred Shares, and (ii) to MEG, to confirm MEG's title to the Company Exchange Shares, and (b) will execute such documents as and take such action as MEG may reasonably deem necessary or desirable in order to prepare and file any future SEC Reports that MEG seeks to file with the Securities and Exchange Commission under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended. I

6.3 **Consent and Agreement to Vote.** By his execution of this Agreement Neubauer hereby consents to and approves of this Agreement, all transactions contemplated hereby and pursuant to all of the Exhibits hereto, including without limitation, (a) the Registration Rights Agreement and (b) MEG Series C Certificate of Designation, and all of the Transactions contemplated hereby, including the filing of the MEG Series C Preferred Stock Certificate of Designations with the secretary of state of the State of Nevada. In addition, the MEG Controlling Stockholder hereby further covenants and agrees, that in the event and to the extent that any of the transactions set forth in this Agreement or any exhibit hereto require or become subject to a MEG shareholder proposal requiring the vote or consent of MEG shareholders, the MEG Controlling Stockholder shall consent to or vote 100% of all MEG Capital Stock (including all of his shares of MEG Series B Preferred Stock) held as of record or beneficially by him **IN FAVOR** of or approving all of the transactions and agreements set forth under this Agreement.

6.4 **Post-Closing SEC Filings.** Not later than four (4) Business Days following the Closing Date, MEG shall file with the SEC (a) a Form 8-K Interim Report disclosing this Agreement and the transactions contemplated hereby.

6.5 **Expenses.** Each party to this Agreement shall bear and pay all of the fees, costs and expenses (including legal fees and accounting fees) that have been incurred or that are incurred by or on behalf of such party in connection with the transactions contemplated by this Agreement.

6.6 **Notification.**

(a) During the Pre-Closing Period, the Selling Parties shall promptly notify the Buying Parties of:

(i) the discovery by the Selling Parties of any event, condition, fact or circumstance that occurred or existed on or prior to the date hereof and that caused or constitutes an inaccuracy in or breach of any representation or warranty made by the Selling Parties in this Agreement;

(ii) any event, condition, fact or circumstance that occurs, arises or exists after the date hereof and that would cause or constitute an inaccuracy in or breach of any representation or warranty made by the Selling Parties in this Agreement if (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date hereof;

(iii) any breach of any covenant or obligation of the Selling Parties under this Agreement;

(iv) (A) any notice or other communication from any Person alleging that the consent or approval of such Person is or may be required in connection with the transactions contemplated by this Agreement; and (B) any Legal Proceeding or material claim threatened, commenced or asserted against or with respect to the Company or the transactions contemplated by this Agreement.

(b) During the Pre-Closing Period, the Buying Parties shall promptly notify the Selling Parties in writing of:

(i) the discovery by MEG of any event, condition, fact or circumstance that occurred or existed on or prior to the date hereof and that caused or constitutes an inaccuracy in or breach of any representation or warranty made by MEG in this Agreement;

(ii) any event, condition, fact or circumstance that occurs, arises or exists after the date hereof and that would cause or constitute an inaccuracy in or breach of any representation or warranty made by MEG in this Agreement if (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date hereof; and

(iii) any breach of any covenant or obligation of MEG under this Agreement.

6.7 **Resignations and MEG Board of Directors**. On the Closing Date, the Company shall deliver to MEG, the resignations of all Persons who held positions as members of the board of directors of the Company and were in office immediately prior to the Closing.

6.8 **Bank Accounts.** On the Closing Date, the signatories on all bank accounts of the Company and MEG shall be changed in a matter acceptable to MEG.

6.9 **Access to Documents, Information**. MEG represents that they have had access to all documents and information concerning the Company and the Business, and such opportunity to ask questions of members of management of the Company, as they have requested or have deemed necessary in order to proceed with the transactions contemplated by this Agreement and the other Transaction Documents.

ARTICLE VII
GENERAL PROVISIONS

7.1 **Poolworks Litigation; Other Indemnification; Survival..**

Part A. **Poolworks Litigation**. MEG hereby agrees to indemnify, defend and hold harmless, each of the Trusts, the Trustees, all beneficiaries of the Trusts, Adam E. Levin, Michael Pope, all Affiliates and representatives of any such Persons (each a "***Poolworks Indemnified Party***" and collectively, the "***Poolworks Indemnified Parties***") from and against all costs, expenses, liabilities, claims, obligations, penalties and charges, including attorneys' fees that now exist or may hereafter arise in any manner relating to the Poolworks Litigation and all claims arising directly or indirectly out of such Poolworks Litigation (collectively, the "***Indemnified Poolworks Obligations***"). MEG shall give the Trusts and the other Poolworks Indemnified Parties prompt written notice and copies of all pleadings in respect of the Poolworks Litigation. MEG shall (i) make an appearance in the Poolworks Litigation as successor in interest to the Company and as a third party defendant, (ii) engage separate counsel to fully cooperate and participate with legal counsel in Germany previously engaged by the Poolworks Indemnified Parties in the defense of the Poolworks Litigation, and (iii) pay all ongoing legal fees and disbursements of both such legal counsel. MEG shall be entitled to control the defense of the Poolworks Litigation; provided, that (A) at any time the Selling Parties may elect to take control of such defense and, upon giving notice to MEG of such election, shall be entitled to control the defense of the Indemnified Poolworks Obligations indefinitely thereafter. Neither MEG nor the Selling Parties shall settle or compromise any such claim or the Poolworks Litigation without the prior written consent of the Selling Parties or MEG, as the case may be, which consent shall not be unreasonably withheld, conditioned or delayed.

The Indemnified Poolworks Obligations of MEG set forth in this **Part A** of this Section 7.1 shall survive the Closing Date indefinitely.

Part B. **Other Indemnification**.

(a) **Survival.** The representations and warranties of each of the Selling Parties and the Buying Parties under this Agreement shall survive the Closing Date under this Agreement and shall remain in force and effect for a period of six (6) months following such Closing Date. The respective covenants and agreements of the Selling Parties and Buying Parties shall survive the Closing Date indefinitely.

(b) **Indemnification by the Selling Parties**. From and after the Closing (but subject to the limitations set forth in Section 7.1(a) and Section 7.1(d) of this **Part B**, the Selling Parties shall indemnify MEG against any cost, expense, liability damages, obligations, including legal fees (collectively, "***Damages***") which are suffered by MEG and which arise from:

(i) any inaccuracy in or breach of any representation or warranty set forth in Article II;

(ii) any inaccuracy in or breach of any representation or warranty set forth in Article III; or

(ii) the breach of any material covenant and agreement of Selling Parties contained in this Agreement.

The indemnification obligations of the Selling Parties set forth in Section 7.1(b) of this **Part B** shall be on a several (and not joint and several) basis, in each case subject to the limitations on liability set forth in Section 7.1(d) of **Part B** below.

(c) **Indemnification by MEG**. In addition to (and not in lieu of) the Indemnified Poolworks Obligations contemplated by **Part A** of this Section 7.1, from and after the Closing (but subject to the limitations set forth in Section 7.1(a) and Section 7.1(d) of this **Part B**, MEG shall indemnify the Selling Parties and their Affiliates against any Damages which are suffered by the Selling Parties and which arise from:

(i) any inaccuracy in or breach of any representation or warranty set forth in Article IV or Article V; or

(ii) the breach of any material covenant and agreement of Selling Parties contained in this Agreement.

(d) **Indemnity Basket and Indemnity Cap**. Except with respect to the Poolworks Litigation for which there shall be no "Indemnity Basket" or "Indemnity Cap" (as defined), neither the Selling Parties nor the Buying Parties shall be obligated to indemnify, defend or hold harmless (each an "***Indemnifying Party***") any of the other Parties to this Agreement (each an "***Indemnified Party***" for any third-party liability, damages, costs or expenses incurred by the Indemnified Party (each, a "***Loss***") unless the aggregate amount of such Loss shall exceed $25,000 (the "***Indemnity Basket***"). To the extent that Losses incurred by an Indemnified Party exceed the Indemnity Basket, the Indemnifying Party

shall be liable for any Losses in excess thereof up to an aggregate amount not to exceed $1,500,000 (the "***Indemnity Cap***").

(e) Notice of Third Party Claims. MEG shall give the Selling Parties prompt written notice of the commencement of any claim or Legal Proceeding (other than the Poolworks Litigation which shall be governed by **Part A** above) with respect to which the Selling Parties may become obligated to indemnify any Purchaser pursuant to this Article VII; provided, however, that any failure on the part of MEG to so notify the Selling Parties shall not limit any of the obligations of the Selling Parties under this Article VI (except to the extent such failure prejudices the defense of such claim or Legal Proceeding).

(f) Defense of Third Party Claims. Except for the Poolworks Litigation which shall be governed by **Part A** above, in the event of the assertion or commencement by any Person (other than a party to this Agreement) of any claim or Legal Proceeding with respect to which the Selling Parties may become obligated to indemnify MEG pursuant to this Article VI, MEG shall be entitled to control the defense of any such claim or Legal Proceeding with counsel reasonably satisfactory to the Selling Parties (inclusive of a mutually agreed outside counsel budget), and the Selling Parties shall be entitled to participate in (but not control) the defense of any such claim or Legal Proceeding, with its counsel and at its own expense; provided, however, that if MEG does not assume the defense of any such claim or Legal Proceeding within 15 days after the receipt of notice of such claim or Legal Proceeding, the Selling Parties may elect to defend against such claim or Legal Proceeding and, upon giving notice to MEG of such election, shall be entitled to control the defense of such claim or Legal Proceeding indefinitely thereafter. Neither MEG nor the Selling Parties shall settle or compromise any such claim or Legal Proceeding without the prior written consent of the Selling Parties or MEG, as the case may be, which consent shall not be unreasonably withheld, conditioned or delayed.

7.2 **Governing Law and Resolution of Disputes**. This Agreement shall be governed by the laws of the State of California. Any dispute involving the interpretation or application of any of the provisions of this Agreement which cannot be resolved between the Parties shall be submitted to final and binding arbitration under the Rules of Arbitration of the International Arbitration Association, before a single arbitrator appointed in accordance with such Rules. If arbitration proceedings are initiated, such arbitration shall be held in the City of Los Angeles, State of California. The decision of the arbitrator or arbitrators shall be final and binding upon the Parties hereto and may be enforced in any court of competent jurisdiction. In such connection, the Parties hereto do hereby consent and submit to the venue and jurisdiction of the State or Federal Courts residing in the city of Los Angeles, State of California as for such matters of disputes, and further agree that, in the event of any action or suit as to any matters of dispute among the Parties, service of process may be made upon the other party by providing a copy of the summons and/or complaint to the other party at the address set forth herein or at such other address as a Parties or Parties may provide to the other Parties Notwithstanding anything to the contrary contained herein (including the arbitration provisions above), (a) either of the Parties may seek equitable relief, or enforce any final judgment of any such federal or state court residing in the State of California, in any other jurisdiction in any manner provided by applicable law. The prevailing party in any proceeding arising from a dispute related to or arising from this Agreement will be entitled to recover its costs and reasonable attorneys' fees relating thereto.

7.3 **Time.** Time is of the essence to this Agreement. In computing any period of time prescribed or allowed by this Agreement, the day of the act, event or default from which the designated period of time begins to run will not be included. The last day of the period so computed will be included, unless it is a Saturday, a Sunday or a holiday for State or Federal courts in the State of

California, in which event the period will run until the end of the next day which is not a Saturday, Sunday or a holiday for State or Federal courts in the State of California.

7.4 **Publicity.** No publicity release or announcement concerning this Agreement, the Transaction Documents or the transactions contemplated hereby and thereby shall be issued without advance approval of the form and substance thereof by the Selling Parties except as may otherwise be required by law (in which case the party making such release or announcement will provide concurrent or, if practicable, prior notice to the other Parties hereto).

7.5 **Notices.** Any notice or other communication herein required or permitted to be given shall be in writing and may be personally served or sent by courier service and shall be deemed to have been given when delivered in person or by reputable international express service, as evidenced by the records of such service . For the purposes hereof, the addresses of the parties hereto shall be as set forth below each party's name on the signature pages hereto, or, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties.

(i) **if to the Buying Parties**, to:
Momentous Entertainment Group, Inc.
PO Box 861,
Sugar Land, TX 77487
Tel: 800-314-8912
Facsimile No.: (713) 490 -3181
Email: admin@momentousent.net
Attn: Kurt E. Neubauer, CEO

(ii) **if to Selling Parties**, to:
VZ Network Holdings, Inc.
141 Millport Ave
New Canaan, CT 06840
Telephone: 801-310-6030
Facsimile No.: 646-781-7514
Attn: Michael Pope
Email: mikepope@gmail.com

provided, however, that each party hereto shall promptly notify the other Parties hereto of any change in its contact information, which revised contact information shall thereafter be that Party's contact information for purposes of this **Section 5.2** until further revised.

7.6 **Entire Agreement**. This Agreement (including the Exhibits and Schedules hereto) and the Transaction Documents contain the entire agreement among the Parties with respect to the Exchange and related transactions and supersede all prior agreements, written or oral, with respect thereto.

7.7 **Waivers and Amendments**. This Agreement may be amended, modified, superseded, cancelled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the Parties hereto or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies which any party may otherwise have at law or in equity.

7.8 **Exhibits and Schedules**. The Exhibits and Schedules to this Agreement are a part of this Agreement as if set forth in full herein. When a reference is made in this Agreement to an Article,

Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated.

7.9 **Headings.** The headings in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

7.108 **Counterparts**. This Agreement may be executed in one or more original or facsimile counterparts, and by the different Parties hereto in separate counterparts, by facsimile, portable document format ("***pdf***"), or other form of electronic signature, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

7.11 **Construction and Interpretation**. The use of any gender herein is deemed to include the other gender and the neuter, as required by the context. Whenever used herein, any pronoun or defined term will be deemed to include both the singular and plural, as the context requires. All Parties contributed to the drafting of this Agreement and any agreements, instruments or other documents executed in connection herewith. None of those agreements, instruments or documents will be construed against or interpreted to the disadvantage of any Party by reason of such Party having structured, initially prepared or drafted this Agreement or any agreements, instruments or other documents executed in connection herewith. Each of the Parties acknowledges that it has had access to legal counsel in connection with the negotiation, documentation and execution of this Agreement and any agreements, instruments or other documents executed in connection herewith. As used herein **(a)** "***including***" means including, without limitation; **(b)** "***person***" includes a natural person, corporation, business trust, estate, trust, partnership, association, joint venture, limited liability company, government, governmental subdivision or agency, or any other for profit or not for profit legal or commercial entity; **(c)** the terms "***herein,***" "***hereby,***" "***hereunder,***" "***hereof,***" "***hereinbefore,***" "***hereinafter,***" "***above,***" "***below,***" and other equivalent words refer to this Agreement in its entirety and not solely to the particular portion of the Agreement in which such word is used; and **(d)** any pronoun or defined term will be deemed to include both the singular and plural, as the context requires.

7.12 **Captions.** The headings, titles or captions of the Sections and Sections of this Agreement are inserted only to facilitate reference, and they are not intended to define, limit, extend or describe the scope or intent of this Agreement or any provision hereof, and they do not constitute a part hereof or affect the meaning or interpretation of this Agreement or any part hereof.

7.13 **Assignment**. No Party may assign or delegate all or any portion of its rights, obligations or liabilities under this Agreement without the prior written consent of the other Parties to this Agreement.

7.14 **Parties in Interest**. This Agreement shall be binding upon and inure solely to the benefit of each of the Parties hereto, and nothing contained in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement.

7.15 **Severability**. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties hereto shall negotiate in good faith to, or the court making such a determination shall, modify this Agreement so as to effect the original

intent of the Parties as closely as possible in an acceptable manner to the effect that the transactions contemplated hereby are fulfilled to the extent possible.

[Balance of page intentionally left blank – signature page follow]

IN WITNESS WHEREOF, the Parties have caused their duly authorized representatives to execute this Agreement on the date first above written.

VZ NETWORK HOLDINGS, INC.

By: /s/ Michael Pope
Name: Michael Pope
Title: President

MOMENTOUS ENTERTAINMENT GROUP, INC.

By: /s/ Kurt E. Neubauer
Name: Kurt E. Neubauer
Title: Chief Executive Officer

AEL IRREVOCABLE TRUST

By: /s/ Edwin Hur
Name: Edwin Hur
Title: Trustee

MEG CONTROLLING SHAREHOLDER:

/s/ Kurt E. Neubauer
KURT E. NEUBAUER

SUGAR HOUSE TRUST

By: /s/ Jason Lane
Name: Jason Lane
Title: Trustee

<u>**List of Annex and Exhibits**</u>

Annex I	**Definitions**
Exhibit A	**Series C Preferred Stock Certificate of Designations**

Annex I
Definitions

As used in this Agreement, the following terms will bear the following meanings:

"***Active Users***" means the all of the registered social-media user accounts for the Business as calculated for the 180 day period ended June 30, 2015.

"***Affiliate***" means **(i)** any individual who is a Selling Parties, spouse, sibling, or descendant of a party and **(ii)** any Person that is controlled by, controls or is under common control with a party, and for the purpose of this definition, "***controlled by***", "***controls***", and "***under common control with***" mean and refer to the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, through the ownership of voting securities, by contract, or otherwise.

"***Annual Financial Statements***" has the meaning set forth in Section 3.12.

"***Business***" shall have the meaning set forth in the Recitals.

"***Business Day***" means a day, other than a Saturday or Sunday, on which commercial banks in the State of California are open for the general transaction of business.

"***Indebtedness***" shall mean, with respect to any Person, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures or similar instruments, or upon which interest payments are customarily made, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business), (d) all obligations (including, without limitation, earnout obligations) of such Person incurred, issued or assumed as the deferred purchase price of property or services purchased by such Person (other than trade debt and accrued expenses incurred in the ordinary course of business and due within six months of the incurrence thereof) which would appear as liabilities on a balance sheet of such Person, (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (f) all Guaranty Obligations of such Person with respect to Indebtedness of another Person, (g) the maximum amount of all letters of credit issued or bankers' acceptances facilities created for the account of such Person and, without duplication, all drafts drawn thereunder (to the extent unreimbursed), (h) all preferred Equity Interests issued by such Person and which by the terms thereof are (at the request of the holders thereof or otherwise) subject to mandatory sinking fund payments, redemption or other acceleration at any time prior to the date which is six months after the Maturity Date, (i) all obligations of any partnership or unincorporated joint venture in which such Person is a general partner or a joint venturer.

"***Intellectual Property***" means and includes any and all ideas, knowledge, inventions, improvements, trademarks, service marks, trade names, trade secrets, software (excluding any commercial off the shelf software developed and sold by a third party, such as Microsoft Office), hardware, services, or copyrights, regardless of whether in analog or digital or tangible or intangible form, that may be subject to protection under the patent, trademark, copyright, trade secret or similar statutory or common law of any state, the United States or any foreign country.

"***Knowledge***" means (a) as to Company, the actual knowledge, after due inquiry, of the CEO of the Company, (b) as to the Selling Parties, the actual knowledge, after due inquiry, of the senior management of the Company and Poolworks and (c) as to MEG, the actual knowledge, after due inquiry, of Neubauer.

"***Liquidation Value***" has the meaning set forth in Section 1.1.

"***Material Adverse Effect***" means: (i) when used in connection with MEG, any event, change or effect that is material and adverse to the ability of MEG to perform any of its material obligations under

this Agreement; and (ii) when used in connection with the Company, any event, change or effect that is material and adverse to (A) the property, Business, operations, assets (tangible and intangible) or financial condition of the Company and Poolworks, when taken as a consolidated whole, or (B) the ability of the Company or Poolworks to perform any of its material obligations under this Agreement or any other Transaction Document. In either event, ***"Material Adverse Effect"*** shall exclude any event, change or effect resulting from: (i) any change in general economic conditions directly affecting the industry of the Business, or (ii) a change that results directly from action taken by such party in good faith in connection with fulfilling its obligations hereunder.

"***Person***" means any person or entity, whether an individual, trustee, corporation, limited liability company, general partnership, limited partnership, trust, unincorporated organization, business association, firm, joint venture, governmental agency or authority or any other for profit or not for profit legal or commercial entity.

"Securities Act" means the United States Securities Act of 1933, as amended.

"***Securities Exchange Act***" means the United States Securities and Exchange Act of 1934, as amended.

"Series C Certificate of Designations" has the meaning set forth in Section 1.2.

"***Transaction Documents***" shall mean the collective reference to this Agreement, all agreements and documents that are Exhibits to this Agreement and all other exhibits to the Registration Rights Agreement and other agreements, certificates, articles and instruments to be executed and delivered by the Parties in connection with the Closing.

"***Transfer***" means to sell, transfer, hypothecate or otherwise assign.

Exhibit A

Series C Preferred Stock Certificate of Designations